Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No.1 to Form S-1 Regulation Statement of our report February 9, 2026, relating to our audit of the financial statements of Bioventrix, Inc. as of December 31, 2025 and 2024 and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/M&K CPAS, PLLC
The Woodlands, Texas
March 17, 2026